Exhibit 4.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION

Principal Solar, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts the following Certificate of Amendment to its Certificate of Incorporation and,

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Principal Solar, Inc., and the Corporation was incorporated in the State of Delaware on September 27, 2012 (File No. 5219241).

SECOND:     That the Board of Directors of the Corporation duly adopted resolutions approving and declaring advisable and in the best interests of the Corporation and its stockholders an amendment (the “Amendment”) to the Corporation’s Certificate of Incorporation (as previously amended, the “Certificate”), to effect a reverse stock split of the Corporation’s issued and outstanding shares of common stock, par value $0.01 per share.

THIRD:          That the Amendment to Article Fourth of the Certificate was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the DGCL by the requisite vote of the stockholders of the Corporation acting pursuant to a written consent in lieu of special meeting. Such Article Fourth of the Certificate is hereby amended and restated in its entirety to read as follows:

“FOURTH: the total number of shares of stock which this corporation is authorized to issue is: Three Hundred Million (300,000,000) shares of common stock with a par value of $0.01 (the “Common Stock”), and One Hundred Million (100,000,000) shares of preferred stock with a par value of $0.01 (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as the “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, a determination of the following:

(a)	The designation of the series, which may be by distinguishing number, letter or title.

(b)

The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

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(c)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(d)	Dates at which dividends, if any, shall be payable.

(e)	The redemption rights and price or prices, if any, for shares of the series.

(f)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

(h)

Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or other such security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i)	Restrictions on the issuance of shares of the same series or of any other class or series.

(j)	The voting rights, if any of the holders of shares of the series.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation, or by applicable law, the holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

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Without any further action on the part of any stockholders of the corporation, immediately upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), each four (4) shares of issued and outstanding common stock of the Corporation shall be reconstituted and combined into one (1) share of common stock (the “Reverse Split”). Each outstanding stock certificate of the corporation, which represented one or more shares of common stock, shall immediately after the Reverse Split represent that number of shares of common stock equal to the quotient obtained by dividing (x) the number of shares of common stock represented on such certificates by (y) four (4), rounded up to the nearest whole number. No fractional shares shall be issued upon the effectiveness of the Reverse Split.”

FOURTH:     All other provisions of the Certificate (including the current paragraph of Article Fourth thereof) shall remain in full force and effect without change thereto.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment to Certificate of Incorporation this 6th day of May 2015.

PRINCIPAL SOLAR, INC.

By: /s/ Michael Gorton
Name: Michael Gorton
Title: Chief Executive Officer

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